Exhibit 2.12

AMENDMENT NO. 1 TO

THE PURCHASE AGREEMENT

This AMENDMENT NO. 1 (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of August 5, 2010 (the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”); Glenrock Asset Management Associates, LP, a Delaware limited partnership (the “Company”); Glenrock, Inc., a Delaware corporation (“Glenrock”), Glenrock Holdings, LLC, a Delaware limited liability company (“Glenrock Holdings”), GRECAP, LLC, a Delaware limited liability company (“GRECAP”) and Mark Budris (each of Glenrock, Glenrock Holdings, GRECAP and Mark Budris, individually, a “Seller,” and, collectively, the “Sellers”); and Michael Katz for certain duties and obligation set forth in the Purchase Agreement, is effective as of the 30th day of November, 2010, by and among Aveon, the Company, the Sellers and Michael Katz. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1. The definition of “Funds” found in Exhibit A-Defined Terms of the Purchase Agreement shall be deleted in its entirety and replacing by the following:

“Funds” means, each of (i) Glenrock Global Partners (QP), L.P. and any successors thereto; (ii) Glenrock Global Partners (AI), L.P., and any successors thereto, (iii) Glenrock Global Partners (BVI), Inc., and any successors thereto, for so long as Company is a party to an investment advisory agreement with Glenrock Global Partners (BVI), Inc. and Glenrock and any successors thereto, and (iv) Glenrock Global Partners (BVI) Master Fund, L.P., and any successors thereto, for so long as the Company is a party to an investment advisory agreement with Glenrock Global Partners (BVI) Master Fund, L.P., and Glenrock and any successors thereto; and when used, collectively, the individual Funds are the Funds.

2. Section 2.1(c)(ii) shall be deleted in its entirety and replaced with the following:

“(ii) the General Partner’s Sharing Percentage (as defined in, and subject in all events to the terms and conditions of, the Amended LPA) to the extent of book gains realized at the Fund level attributable to appreciation of Fund assets above their fair market value as of the Effective Date determined under mark-to-market and capital account book-up accounting pursuant to Section 9.8;

it being hereby further acknowledged and agreed that:

(A) for purposes of determining the incentive allocations allocable to the Purchaser in the tax year in which the Closing occurs, the books of the Company shall be closed as of the end of the day on the Effective Date in the manner prescribed by Treasury Regulation § 1.706-1(c)(2)(ii) (regardless of any prior agreements to apply the pro ration method upon a transfer of partnership interest); and

(B) since the Purchaser is not acquiring any interest in any portion of the capital interests of the Seller, except for any capital contribution directly to the Company (other than those required to be made to the Funds) Purchaser shall not receive any interest in the Capital Accounts (as defined in the Amended LPA) of the Company which under Section 9.8 shall be adjusted to reflect fair market value as of the Closing pursuant to Treasury Regulation §§ 1.704-1(b)(2)(iv)(f) and (g) (notwithstanding Treasury Regulation § 1.704-1(b)(2)(iv)(l) which provides for a carry over of Capital Accounts of the transferor to the transferee of an interest in a partnership).”

3. Section 2.2(c) shall be deleted in its entirety and replaced with the following:

“(c) the Company shall (i) cause its books and records to reflect that the Purchaser is the sole owner of the general partnership interests in the Company that it purchases pursuant to this Agreement, (ii) cause its books and records to reflect that as of the end of the day on the Effective Date, the Purchaser shall receive the content of Section 2.1(c)(ii) hereof, and (iii) take any and all other actions necessary under Applicable Law to consummate and make effective the transactions contemplated by this Article II.”

4. The definition of “Expiration Date” found in Exhibit A-Defined Terms of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

“Expiration Date” means December 31, 2010.

5. The following defined term shall be added to Exhibit A-Defined Terms of the Purchase Agreement:

“Effective Date” means December 31, 2010.

6. The parties hereto hereby agree to make such changes to the form, terms and provisions of the Amended LPA and the Ancillary Agreements as may be necessary to effectuate the agreements contained in this Amendment.

7. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

8. Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

9. This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

(Remainder of This Page is Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

AVEON HOLDINGS I L.P.

By: Aveon Holdings I GP, Inc., its general partner

By:	/s/ John Hassett
Name:	John Hassett
Title:	President and Chief Executive Officer

GLENROCK ASSET MANAGEMENT ASSOCIATES, L.P.

	By:	Glenrock, Inc., its general partner

		By:	/s/ Michael Katz
Name: Michael Katz
Title: President

SELLERS:

GLENROCK, INC.

By:	/s/ Michael Katz
Name: Michael Katz
Title: President

GLENROCK HOLDINGS, LLC

By:	GLENROCK FINANCIAL PARTNERS, LTD., its managing member

By:	/s/ Philip Strassler
Name: Philip Strassler
Title: Director

/s/ Mark Budris
MARK BUDRIS

GRECAP, LLC

By:	GLENROCK HOLDINGS, LLC, its managing member

By:	GLENROCK FINANCIAL PARTNERS, LTD., its managing member

By:	/s/ Philip Strassler
	Name:	Philip Strassler
	Title:	Director

Solely for purposes of the terms, conditions, restrictions, duties and obligations as set forth on the signature page to the Purchase Agreement, as amended by this Amendment.

/s/ Michael Katz
Michael Katz